EXHIBIT 16




Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

June 5, 2002


Dear Sir or Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 29, 2002, of Transaction Systems Architects, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
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Arthur Andersen LLP



Copy to:  Mr. Dwight G. Hanson
          Chief Financial Officer, Treasurer and Senior Vice President Transaction Systems Architects, Inc.